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                                                                    EXHIBIT 99.1

       [Excerpted from Share Exchange Agreement dated as of March 16, 1998 between Aspen Technology, Inc. and The Shareholders of Zyqad Limited]

5.8.  Registration of Exchanged Shares.

      a. Holders and Initial Holders. The rights to registration of shares under this section are for the Shareholders, and the Derivative Rights Holders to the extent they are entitled to registration as set forth in Section 2.2, and any of their respective (i) successors-in-interest, (ii) family members, trusts wholly or principally for the benefit of family members and affiliates to whom a Shareholder or Derivative Rights Holder or its successor-in-interest transfers any of the Registrable Securities (as defined in paragraph (b) of this section) initially issued to such Shareholder or Derivative Rights Holder and (iii) any other person or persons to whom a Shareholder or Derivative Rights Holder transfers all or substantially all of the Registrable Securities initially issued to such Shareholder or Derivative Rights Holder, which family member, trust, affiliate or person described in clause
            (ii) or (iii) is registered on the books of AspenTech (together with the Shareholders, Derivative Rights Holder such successors-in-interest, family members, trusts, affiliates and other persons are hereinafter sometimes referred to as the "Holders").

      b. Securities Subject to this Section. The securities entitled to the benefits of this section are the Exchanged Shares, and the Derivative Rights Shares if the converted AT Derivative Rights are exercised prior to registration of the Exchanged Shares hereunder, and any other securities issued by AspenTech in exchange for any of the Exchanged Shares (collectively the "Registrable Securities") but, with respect to any particular Registrable Security, only so long as it continues to be a Registrable Security. Registrable Securities shall include any securities issued as a dividend or distribution on account of Registrable Securities or resulting from a subdivision of the outstanding shares of Registrable Securities into a greater number of shares (by reclassification, stock split or otherwise). For the purposes of this Agreement a security that was at one time a Registrable Security shall cease to be a Registrable Security when (i) such security has been effectively registered under the Securities Act and has been disposed of pursuant to such registration statement, (ii) such security is or can be distributed to the public pursuant to Rule 144 (or any similar provision then in force) under the Securities Act, (iii) such security has been otherwise transferred and (A) AspenTech has delivered a new certificate or other evidence of ownership not bearing the legend set forth on the Exchanged Shares upon the initial issuance thereof (or other legend of similar import) and (B) in the opinion of counsel to AspenTech, the subsequent disposition of such security shall not require the registration or qualification under the Securities Act or [(iv)] such security has ceased to be outstanding.

      c. Shelf Registration. AspenTech agrees that it shall cause to be filed a registration statement (the "Shelf Registration") on Form S-3 or any other appropriate form under the Securities Act for an offering to be made on a delayed or continuous basis pursuant to Rule 415 thereunder or any similar rule that may be adopted by the Securities and Exchange Commission (the "Commission") and permitting sales in ordinary course brokerage or dealer transactions not involving an underwritten public offering (and shall register or qualify the shares to be sold in such offering under such other securities or "blue sky" laws as would reasonably be required) covering the entire issue of Registrable Securities and such other shares of Aspen Common as may be included pursuant to registration rights of other holders of Aspen Common. AspenTech shall use its best efforts to (i) cause the Shelf Registration to be declared effective by the Commission on, or as soon as practicable after, the date on which AspenTech first publishes financial results covering at least thirty days of post-acquisition combined operations of AspenTech and Zyqad and (ii) keep the Shelf Registration continuously effective (and register or qualify the shares to be sold in such offering under such other securities or "blue sky" laws as would be required for a period (the "Shelf Registration Period") of ninety (90) days after the date on which the Shelf Registration is declared effective by the Commission (or such shorter period that will terminate




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            when all Registrable Securities covered by the Shelf Registration have been sold), provided that AspenTech may terminate the effectiveness of the Shelf Registration or delay registration of the Shelf Registration upon a finding in good faith by AspenTech board of directors that continuation or registration would be significantly disadvantageous to AspenTech because AspenTech would be required to disclose in such registration statement, either directly or through incorporation by reference, non-public information that it would not otherwise be obligated to disclose at such time). AspenTech agrees, if necessary, to supplement or make amendments to the Shelf Registration, if required by the registration form used by AspenTech for the Shelf Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations thereunder.

      d. Expenses. AspenTech shall pay all expenses incident to its performance of or compliance with this Section 5.8, regardless of whether such registration becomes effective, including (i) all Commission, stock exchange or market registration and filing fees,
            (ii) all printing, messenger and delivery expenses, (iii) all fees and disbursements of AspenTech's independent public accountants and counsel, (iv) all expenses incurred in registering the Exchanged Shares, and if applicable the Derivative Rights Shares, under any applicable state securities or "blue sky" laws, and (v) all fees and expenses of any special experts retained by AspenTech in connection with any registration pursuant to the terms of this Agreement; provided, however, that the Holders shall be liable for (A) any fees or commissions of brokers, dealers or underwriters, (B) any transfer taxes and (C) any fees or expenses of consultants, financial advisors, counsel and other professionals acting on behalf of the Holders in connection with any registration pursuant to the tenets of this Agreement.

      e. Rule 144. AspenTech covenants that it shall use its best efforts to file the reports required to be filed by it under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, and it shall, if feasible, take such further action as any Holder may reasonable request all to the extent required from time to time to enable such Holder to sell shares of Aspen Common which were formerly Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time or (b) any similar rules or regulations hereafter adopted by the Commission; provided that nothing herein shall obligate AspenTech to disclose non-public information that it would not otherwise be obligated to disclose at such time.

[For purposes of the foregoing Section 5.8, the following terms have the indicated meanings:

"Aspen Common" means common stock, $.10 par value, of AspenTech.

"AspenTech" means Aspen Technology, Inc.

"AT Derivative Rights" means convertible debentures, options, warrants or other rights to Aspen Common.

"Derivative Rights Holders" means certain persons identified as holders of convertible debentures, options, warrants or other rights to shares of Zyqad Limited.

"Exchanged Shares" means 171,337 shares of Aspen Common exchanged for previously outstanding shares of capital stock of Zyqad Limited.

"Securities Act" means the Securities Act of 1933, as amended.

"Shareholders" means the former shareholders of Zyqad Limited.

"Zyqad" means Zyqad Limited.]


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